Exhibit 10.1

EXTENSION OF EMPLOYMENT AGREEMENT

        COMES NOW Freedom Financial Group, Inc., a Delaware corporation, (hereinafter referred to as "Company") and Jerald L. Fenstermaker of Springfield, Missouri (hereinafter referred to as "Employee") and as of the 15th day of September, 2006, agree as follows:

        WITNESSETH:

        WHEREAS, Employee is presently President of the Company, employed under the terms of an Employment Agreement dated September 17, 2004, and amended by an Addendum to Employment Agreement dated April 27, 2006, and modified by a Stock Grant Agreement dated January 9, 2006 (the Employment Agreement);

        WHEREAS, Company and Employee desire to extend the Employment Agreement with Employee until a new Employment Agreement can be reached between the Company and the Employee.

        IT IS THEREFORE AGREED by Company and Employee that the Employment Agreement dated September 17, 2004, between the Company and Employee, as amended and modified, is hereby extended until a new Employment Agreement is entered into between Company and Employee.

        This agreement may be executed in counterparts, each of which when so executed and delivered (whether by telecopy or otherwise) shall be an original, but all of which together shall constitute one and the same agreement. Facsimile signatures are considered the same as original signatures.

        SO AGREED.

FREEDOM FINANCIAL GROUP, INC.

By: /s/ Robert Chancellor
        Robert Chancellor
        Chairman Compensation Committee

/s/ Jerald L. Fenstermaker                            Jerald L. Fenstermaker
        Employee